Exhibit 3.15

'--" .
ARTICLES OF INCORPORATION
OF

REPUBLIC FOODS, INC.

(A close corporation under Section 4-201,
Corporations and Associations Article,
Annotated Code of Maryland)

This is to certify:

FIRST: The undersigned, Carl H. Oppenheim, whose post office address is 5812 Highland Drive, Chevy Chase, Maryland 20815, being at least eighteen (18) years of age, does hereby form a corporation under and by virtue of the general laws of the State of Maryland, authorizing the formation of such corporation.

SECOND: The name of the corporation, which is hereinafter referred to as the Corporation, is:

REPUBLIC FOODS, INC.

THIRD: The Corporation shall be a close corporation as authorized by Section 4-201, Corporations and Associations Article, Annotated Code of Maryland.

FOURTH: The purposes for which the Corporation is formed are as follows:

A. To erect, construct, establish, purchase, lease and otherwise acquire; and to hold, use, equip, outfit, supply service, maintain, operate, sell and otherwise dispose of, restaurants, inns, taverns, cafes, cafeterias, grills, automats, buffets, diners, delicatessens, lunch rooms, coffee shops, luncheonettes, ice cream parlors, milk bars, candy stores, soda fountains, bakeries, kitchens, bars, saloons, cocktail lounges, banquet halls, catering establishments, concessions and other eating and drinking places and establishments of every kind and description, and checkrooms, newsstands, and cigar, cigarette, and tobacco stands and stores; and generally to conduct the business of restauranteurs, caterers, innkeepers, tobacconists, bakers, butchers, cooks, concessionaires and purveyors, suppliers, preparers, servers and dispensers of food and drink; and to engage in all activities, to render all services, and to buy, sell use, handle, and deal in all fixtures, machinery, apparatus, equipment, accessories, tools, materials, products, and merchandise incidental or related thereto or of use therein.
To manufacture, produce, treat, purchase, and otherwise acquire, cook, bake, and otherwise prepare, can, bottle and otherwise package, and exchange, distribute, sell and otherwise dispose of, handle, market, store, import, export, deal and trade in and with confections, extracts, syrups, food and food products of every kind and description, coffee, tea, cocoa, wines, liquors, ale, beer, sodas and other drinks and beverages of every kind and description, ice cubes, crushed and block ice, cigars, cigarettes, tobacco, and smoking supplies; and products, books, newspapers, magazines, and other publications, and all similar, kindred, and allied articles, products, and merchandise.
To purchase, rent, lease and otherwise acquire, own, hold, deal in, prepare for market, sell, exchange, lease or assign, and otherwise dispose of, operate, provide service for, and deal with, either as principal or agent, and upon commission or otherwise, any and all types of vending machines, vending devices and/or electronic games, whether operated manually, mechanically, electrically, or otherwise, now in use or which may be hereafter invented or created.
B. To apply for, obtain, purchase or otherwise acquire any patents, copyrights, 1icenses, trademarks, trade names, rights, processes, formulas, and the like, which might be used for any of the purposes of the Corporation; and to use, exercise, develop, grant licenses to respect of, sell and otherwise turn to account the same.
C. To carry on any other business or businesses which may be calculated, directly or indirectly, to effectuate the aforesaid object, to facilitate in the transaction of the aforesaid business or in the transaction of any other business that may be calculated, directly or indirectly, to enhance the value of the Corporation's property, business or rights.
D. To conduct, promote and carry on business and operations, hold property and offices, and exercise all the power granted a Maryland Corporation by the laws of the State of Maryland, to conduct and operate the incorporated business for itself, or for account of other, or through others for its own account.
E. To do all such other things as is consistent with the general purposes of the Corporation.
F. The foregoing enumeration of the purposes, objects and business of the Corporation is made in furtherance, and not in limitation of the powers conferred upon the Corporation by law, and is not intended, by mention of any particular purpose, object or business, in any manner, to limit or restrict the generality of any other purpose, object or business mentioned, or to limit or restrict any of the powers of the Corporation.

FIFTH: The post office address of the principal place of the Corporation is 7515 Annapolis Road, Suite 402, Hyattsville, Maryland 20784. The resident agent of the Corporation is Carl H. Oppenheim, 5812 Highland Drive, Chevy Chase, Maryland, 20815. Said resident agent being a citizen of the State of Maryland, and is actually residing therein.
SIXTH: The total amount of the authorized stock of the Corporation shall be Ten Thousand (10,000) shares of common stock of One Dollar ($1.00) par value, all of one class. Each issued share of stock will entitle the owner thereof to one vote.

SEVENTH: In the event that the Corporation shall enter into a franchise agreement with Burger King Corporation (the "Franchise Agreement") and if the Franchise Agreement shall require that the transferability of stock of the Corporation be restricted, then and in such event, during the term of the Franchise Agreement, the number of stockholders and the issuance and transfer of stock of the Corporation is restricted in accordance with the terms and conditions of the Franchise Agreement. During this period, shares of stock of the Corporation may be issued or transferred only after authorization by Burger King Corporation.
EIGHTH: After the completion of the Organizational Meeting of the Board of Directors and the issuance of one or more shares of stock of the Corporation, the Corporation shall have no Board of Directors. Until such time the Corporation shall have one (1) director, whose name is Carl H. Oppenheim.
NINTH: The private property or assets of the shareholders of the Corporation shall not, to any extent whatsoever, be subject to the payment of the debts of the Corporation.

TENTH: The duration of the Corporation shall be perpetual.

IN WITNESS WHEREOF, I have signed these Articles of Incorporation and severally acknowledge the same to be my act and deed on this 9 day of AUGUST , 1982.

/s/ Carl H. Oppenheim
Carl H. Oppenheim